EXHIBIT 5.1

Securities and Exchange Commission
Washington, DC 20549

July 28, 2011

RE:	2009 EMPLOYEES AND SENIOR OFFICER RESTRICTED STOCK UNITS PLAN
2010 EMPLOYEES AND SENIOR OFFICER RESTRICTED STOCK UNITS PLAN
2011 EMPLOYEES AND SENIOR OFFICER RESTRICTED STOCK UNITS PLAN OCTOBER 2009 CORPORATE STOCK OPTION PLAN DECEMBER 2009 CORPORATE STOCK OPTION PLAN

Ladies and Gentlemen:

I am Deputy Secretary of Alcatel Lucent (the “Company”), a company incorporated in the Republic of France. In that capacity, I have acted as counsel for the Company in connection with the 2009 Employees and Senior Officer Restricted Stock Units Plan (the “2009 Plan”), the 2010 Employees and Senior Officer Restricted Stock Units Plan (the “2010 Plan”), the 2011 Employees and Senior Officer Restricted Stock Units Plan (the “2011 Plan”), the October 2009 Corporate Stock Option Plan (the “October 2009 Plan”) and the December 2009 Corporate Stock Option Plan (the “December 2009 Plan” and together with 2009 Plan , 2010 Plan, 2011 Plan, October 2009 Plan and December 2009 Plan, the “Plans”). In that regard, the Company is filing a registration statement on Form S-8 to register the following number of ordinary shares of the Company, par value €2 per share (the “Shares”) issuable to employees of direct and indirect subsidiaries of the Company in the United States and Canada: 3,883,006 under the 2009 Plan; 4,026,227 under the 2010 Plan; 5,951,826 under the 2011 Plan; 116,166 under the October 2009 Plan and 86,400 under the December 2009 Plan. This opinion is limited to the laws of France and is provided to you as a supporting document for the Shares.

In furnishing this opinion, I or lawyers under my supervision have examined such documents, corporate records and other agreements, instruments or opinions as I have deemed necessary for purposes of this opinion. In this examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as original documents and the conformity to original documents of all documents submitted to me as copies. On the basis of the foregoing, I am of the opinion that the Shares have been duly authorized and, when issued in accordance with the respective Plans, will be validly issued and fully paid and non-assessable.

I do not purport to be an expert on the laws of any jurisdiction other than the laws of the Republic of France, and I express no opinion herein as to the effect of any other laws.

I am furnishing this letter to you solely for your benefit and for the purpose of the Shares. I hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 that the Company is filing with the United States Securities and Exchange Commission with respect to the Shares. By giving my consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations issued thereunder.

Very truly yours,

/s/
Name: Nathalie Trolez Mazurier
Title: Deputy Secretary

ALCATEL-LUCENT

Société Anonyme au capital de EUR 4 640 543 330-Siège social : 3, avenue Octave Gréard, 75007 Paris – 542 019 096 R.C.S. Paris – A.P.E. 7010 Z